AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (this “Agreement”), effective as of December 27, 2012 (the “Effective Date”), is entered into by and among Cyalume Technologies Holdings, Inc., a Delaware corporation (“Parent”), Cyalume Specialty Products, Inc., a Delaware corporation (“Company”), JFC Technologies, LLC, a New Jersey limited liability company (“Seller”), and James G. Schleck (“Representative”), individually and in his capacity as Representative on behalf of the Selling Members under the Purchase Agreement (as defined below). Parent, Company, Seller and Representative are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

A.             The Parties are parties to the Asset Purchase Agreement, dated as of August 31, 2011 (as may be amended, modified, restated or supplemented from time to time, the “Purchase Agreement”), pursuant to which the Company purchased substantially all of the assets of the Seller.

B.             In connection with the consummation of the transactions contemplated by the Purchase Agreement, the Company entered into Employment Agreements with each of Representative, Hemant Desai, and A. Thomas Cornelson (collectively, the “Employment Agreements”).

C.             The Parties desire to amend certain terms of the Purchase Agreement and the Employment Agreements, and to provide for certain other matters, all as set forth herein.

TERMS OF AGREEMENT

In consideration of the premises and further valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Defined Terms. Unless otherwise specified in this Agreement, capitalized terms used and not otherwise defined in this Agreement shall have the meanings given to them in the Purchase Agreement.

2.             Earnout Payments. The Parties acknowledge and agree that the Earnout Payment and the Additional Earnout Payment shall have been settled in full as of December 31, 2012 (the “Earnout Settlement Date”). Accordingly, on the Earnout Settlement Date, Parent shall pay the Earnout Payment and the Additional Earnout Payment to Seller, as follows: (a) Parent shall issue to Seller a total of Two Million Four Hundred and Fifty Thousand (2,450,000) shares (the “Shares”) of Parent Common Stock, which Shares shall be delivered to [American Stock Transfer & Trust Company, LLC], as escrow agent (the “Escrow Agent”), to be held in escrow pursuant to the terms of an Escrow Agreement in substantially the form of Exhibit A attached hereto (the “Earnout Stock Escrow Agreement”), and (b) Parent shall issue and deliver to Seller a subordinated, unsecured promissory note in the original principal amount of Two Million One Hundred Thousand Dollars ($2,100,000), in the form of Exhibit B attached hereto (the “Note”).

3.             Repurchase Right.

(a)             Parent may elect, by providing notice to Seller at any time and from time to time on or prior to January 10, 2014 (the “Repurchase Period”), to repurchase all or any percentage of the Shares at a price equal to the $2.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Parent Common Stock) (the “Call Purchase Price”).

(b)             If at any time during the Repurchase Period Parent wishes to exercise its right to purchase any Shares pursuant to this Section 3, Parent shall deliver to Seller and the Escrow Agent a written notice (the “Repurchase Notice”) specifying the number of Shares to be repurchased by the Company (the “Repurchased Stock”). The closing of any sale and purchase of Shares pursuant to this Section 3 shall take place on the Business Day specified in the Repurchase Notice (which day shall be no earlier than January 10, 2014 and no later than January 31, 2014), so long as the Note has been repaid in full prior to the closing of the purchase, and not otherwise.

(c)             At the closing of any sale and purchase pursuant to this Section 3, (i) the Escrow Agent shall, pursuant to the terms of the Earnout Stock Escrow Agreement, deliver to Parent a certificate or certificates representing the Shares to be sold, accompanied by stock powers, against receipt of the Call Purchase Price; and (ii) Seller shall represent and warrant to Parent in writing, in form and substance reasonably satisfactory to Parent, that (A) Seller has full right, title and interest in and to the Repurchased Stock (subject to the terms of the Earnout Stock Escrow Agreement), (B) Seller has all the necessary power and authority and has taken all necessary action to sell such Repurchased Stock as contemplated by this Section 3, and (C) the Repurchased Stock is free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement or the Earnout Stock Escrow Agreement.

(d)             Seller shall, on the Earnout Settlement Date, deliver to the Escrow Agent two stock powers duly executed in blank, in form and substance reasonably satisfactory to Parent, to be delivered by the Escrow Agent to Parent in connection with any purchase of Repurchased Stock pursuant to this Section 3 and/or any forfeiture of Shares pursuant to Section 4(b) hereof. Seller shall take all further actions as may be reasonably necessary to consummate any sale contemplated by this Section 3, including, without limitation, executing and delivering instructions to the Escrow Agent and such other documents and instruments as may be reasonably deemed necessary or appropriate by Parent.

4.             Share Adjustments.

(a)             If Parent shall have repurchased all of the Shares on or before January 31, 2014 (the “Latest Repurchase Closing Date”) pursuant to the provisions of Section 3, then none of the provisions of this Section 4 shall apply.

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(b)             If on or before the Latest Repurchase Closing Date, Parent has not repurchased any Shares under Section 3 above, then as used herein, “Flex Parent Shares” means 350,000 shares of Parent Common Stock.

(c)             If on or before the Latest Repurchase Closing Date, Parent has repurchased some but not all of the Shares under Section 3 above, then as used herein, “Flex Parent Shares” means that number of shares of Parent Common Stock as equals 350,000 multiplied by the quotient of (A) 2,450,000 minus that number of Shares repurchased by Parent under Section 3 above and (B) 2,450,000.

(d)             If Parent shall not have repurchased all of the Shares on or before the Latest Repurchase Closing Date pursuant to the provisions of Section 3, and if the December Closing Price (as defined below) is less than $2.00, then Parent shall, by no later than February 2, 2014, issue additional shares of Parent Common Stock to Seller, as follows:

(i)             If the December Closing Price is $1.75 or less, then Parent shall issue to Seller the Flex Parent Shares; and

(ii)            If the December Closing Price is less than $2.00 but greater than $1.75, then Parent shall issue to Seller that number of shares of Parent Common Stock calculated as the number of the Flex Parent Shares multiplied by the quotient of (A) the difference between $2.00 and the December Closing Price divided by (B) 0.25.

(e)             If Parent shall not have repurchased all of the Shares on or before the Latest Repurchase Closing Date pursuant to the provisions of Section 3, and if the December Closing Price (as defined below) is greater than $2.25, then Seller shall surrender and forfeit, for no consideration, a portion of the Shares, as follows:

(i)             If the December Closing Price is $2.50 or greater, then Seller shall surrender and forfeit all of the Flex Parent Shares; and

(ii)            If the December Closing Price is greater than $2.25 but less than $2.50, then Seller shall surrender and forfeit that number of Shares calculated as the number of the Flex Parent Shares multiplied by the quotient of (A) the difference between the December Closing Price and $2.25 divided by (B) 0.25.

(f)             As used herein, “December Closing Price” means the volume weighted average trading price of the Parent Common Stock calculated based on each individual trade occurring during December 2013.

(g)             If any of the Shares are to be surrendered and forfeited by Seller pursuant to the provisions of this Section 4, then the Escrow Agent shall, pursuant to the terms of the Earnout Stock Escrow Agreement, deliver to Parent a certificate or certificates representing the Shares to be surrendered and forfeited, accompanied by stock powers. Seller shall take all actions as may be reasonably necessary to effect any surrender and forfeiture of Shares contemplated by this Section 4, including, without limitation, executing and delivering instructions to the Escrow Agent and such other documents and instruments as may be reasonably deemed necessary or appropriate by Parent.

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(h)             In the event that the outstanding shares of Parent Common Stock are changed into or exchanged for a different number or kind of shares or other securities of Parent or of another entity by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in capital stock, appropriate adjustment shall be made in the number and kind of Shares to the end that the proportionate interest of Seller shall be maintained as before the occurrence of such event.

5.             Release of Escrow Shares. On the Earnout Settlement Date, Company and Representative shall execute and deliver to JP Morgan Chase Bank, N.A. Joint Written Instructions to distribute and deliver the Stock Certificate representing all of the Escrow Shares (as such capitalized terms are defined in the Escrow Agreement) to Seller. Thereafter, Company and Representative shall take all such further actions as may be reasonably necessary to terminate the Escrow Agreement, including, without limitation, executing and delivering such other documents and instruments as may be reasonably required by JP Morgan Chase Bank, N.A.

6.             Amendments to Employment Arrangements.

(a)             On the Effective Date, Company and Representative shall execute and deliver an amendment, in the form of Exhibit C attached hereto, to the Employment Agreement between Company and Representative.

(b)             On the Effective Date, Company shall execute and deliver to each of Hemant Desai and A. Thomas Cornelson an amendment, in the form of Exhibit D attached hereto, to the Employment Agreement between Company and such employee.

(c)             Effective as of the Effective Date (or, if later, the date on which Representative executes and delivers to Company the amendment to Employment Agreement referred to in paragraph (a) of this Section 6), Parent shall grant to Representative (in his individual capacity, and not as a representative of Seller) options to purchase 200,000 shares of Parent Common Stock, and effective as of such date on or after the Effective Date as Parent grants stock options to one or more of its executives, but in any event by January 31, 2013 (or, if later, the date on which Hemant Desai or A. Thomas Cornelson executes and delivers to Company the applicable amendment to Employment Agreement referred to in paragraph (b) of this Section 6), Parent shall grant to Hemant Desai and A. Thomas Cornelson options to purchase 50,000 shares each of Parent Common Stock (collectively, the “Options”), in each case pursuant to Parent’s 2009 Omnibus Securities and Incentive Plan (the “Plan”), but subject to the approval of Parent’s stockholders, at Parent’s 2013 annual meeting of stockholders or otherwise within 12 months after the grant date of the Options (in either case, “Stockholder Approval”), of an amendment to the Plan to increase the number of shares of Parent Common Stock subject to the Plan. Each of the Options (i) shall have a term of ten years, (ii) shall vest in five equal annual installments commencing on the first anniversary of the grant date, (iii) shall be designated as incentive stock options (to the extent permitted under applicable law), (iv) shall be otherwise subject to the applicable terms and conditions of the Plan, and (v) shall vest in full upon a Change of Control (as such term is defined in the Plan). Representative’s Options shall have a per-share exercise price equal to the greater of $1.50 or the volume weighted average closing stock price of the Parent Common Stock for the 30-day period immediately preceding the date of grant. The Options awarded to Hemant Desai and A. Thomas Cornelson shall have a per-share exercise price equal to the Fair Market Value of the Parent Common Stock on the grant date, consistent with option grants awarded on the same date to other executives of Parent. If Stockholder Approval is not obtained within 12 months after the grant date of the Options, then the Options shall remain valid and outstanding on the terms set out in this Section 6(c), without reference to the Plan.

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7.             Board Designation. On or promptly after the Effective Date, Parent shall take all action necessary or appropriate to increase the size of Parent’s board of directors (the “Board”) by one member, and to appoint Representative to fill the vacancy on the Board arising therefrom. Thereafter, for so long as Seller and/or Representative collectively own at least 10% of the total number of outstanding shares of Parent Common Stock, Representative shall have the right to be named by Parent to present to Parent’s stockholders as a nominee for election to the Board each time Parent solicits a vote of its stockholders relating to the election of directors. At any time on or after such date on which Seller and Representative cease to collectively own at least 10% of the total number of outstanding shares of Parent Common Stock, Representative shall, upon receipt of a written request from Parent, immediately resign from the Board.

8.             Certain Acknowledgments and Waivers.

(a)             On the Effective Date, upon Parent’s satisfaction of its obligations under Section 2 hereof, Parent and Company shall be deemed to have fully satisfied all of their obligations under the Purchase Agreement with respect to the payment of the Purchase Price, including the Earnout Payment and the Additional Earnout Payment, and neither Parent nor Company shall have any further obligations or liabilities to Seller, Representative or any other Person with respect thereto.

(b)             As of the Effective Date, Representative acknowledges that Section 3 of Schedule 1 to the Employment Agreement between Company and Representative shall be of no force or effect, and Representative irrevocably waives any right to receive any options pursuant to such Schedule 1.

9.             Representations and Warranties.

(a)             By Parent and Company. Each of Parent and Company hereby represents and warrants to Seller and Representative that (i) each of Parent and Company is duly incorporated and in good standing under the laws of the State of Delaware, and (ii) this Agreement, the Note, the Earnout Shares Escrow Agreement and the amendments to the Employment Agreements contemplated hereby (A) have been duly approved by Parent and Company by all necessary corporate action, (B) do not violate Parent’s or Company’s certificate of incorporation or bylaws, and (C) shall be binding on Parent and Company in accordance with their terms (except as may be limited by bankruptcy laws and the availability of equitable remedies).

(b)             By Seller and Representative. Each of Seller and Representative hereby represents and warrants to Parent and Company that (i) Seller is duly organized and in good standing under the laws of the State of New Jersey, and (ii) this Agreement and the Earnout Shares Escrow Agreement (A) have been duly approved by Seller by all necessary limited liability company action, (B) do not violate Seller’s articles of organization or limited liability company operating agreement, and (C) shall be binding on Seller and Representative, as applicable, in accordance with their terms (except as may be limited by bankruptcy laws and the availability of equitable remedies).

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10.             Miscellaneous.

(a)             Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Wilmington, Delaware, for the adjudication of any dispute under or in connection with this Agreement or the other documents or agreements contemplated hereby or with any transaction contemplated hereby or thereby or discussed herein or therein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)             Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature and a signature delivered electronically (including by delivery via electronic mail of a signature page in “pdf” format) shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or electronic signature.

(c)             Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)             Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

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(e)             Entire Agreement; Amendments. This Agreement and the other agreements contemplated hereby supersede all other prior oral or written agreements between the Parties, their Affiliates and Persons acting on their behalf, and contain the entire understanding of the Parties, with respect to the matters discussed herein; provided, however, that except as expressly modified pursuant to this Agreement or the other agreements contemplated hereby, the Purchase Agreement and the Additional Agreements shall remain in effect in accordance with their respective terms. No provision of this Agreement may be amended other than by an instrument in writing signed by the Parties. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

(f)             Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to Parent or Company:

Cyalume Technologies Holdings, Inc.

96 Windsor Street

West Springfield, MA 01089
Facsimile:     (413) 788-4817

Attention:    Chief Executive Officer

With a copy (for informational purposes only) to:

Greenberg Traurig, LLP

401 East Las Olas Blvd.

Suite 2000

Fort Lauderdale, FL 33301
Facsimile:     (954) 759-5535
Attention:    Bruce I. March, Esq.

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If to Seller or Representative:

JFC Technologies, LLC

P.O. Box 266

Bound Brook, NJ 08805

Attention:    James G. Schleck

with a copy (for informational purposes only) to:

Law Offices of Susan S. Kleiner, LLC

227 Main Street

Metuchen, NJ 08840
Facsimile:      (732) 289-6129
Attention:     Susan S. Kleiner, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g)            Assignment; Successors and Assigns. No Party may assign its rights or obligations hereunder without the written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(h)            No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i)             Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(j)             No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Amendment Agreement as of the date first written above.

PARENT:

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Zivi Nedivi
Name:	Zivi Nedivi
Title:	Chief Executive Officer

COMPANY:

CYALUME SPECIALTY PRODUCTS, INC.

By:	/s/ Michael Bielonko
Name:	Michael Bielonko
Title:	Chief Financial Officer and Secretary

SELLER:

JFC TECHNOLOGIES, LLC

By:	/s/ James G. Schleck
Name:	James G. Schleck
Title:	Chief Executive Officer

REPRESENTATIVE:

By:	/s/ James G. Schleck
Name:	James G. Schleck

Exhibit A

Earnout Stock Escrow Agreement

Exhibit B

Promissory Note

Exhibit C

Amendment to Schleck Employment Agreement

Exhibit D

Amendment to Cornelson and Desai Employment Agreements